Exhibit 10.40

MEMORANDUM                                                        March 5, 1993


TO:       Gary Sharp

FROM:     Jim Grout

RE:       License Agreement addenda and other issues


Following is a summary of the various issues which you and I discussed Wednesday here in Nashville and the tentative agreement reached on each issue.
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Please review and let me know if you agree with my interpretation on each point.

1. We agreed to use interpretation/consent letters whenever possible to give TPI protection instead of addenda that vary or modify the terms of the agreements.

2. Shoney's will protect TPI against inadvertent use of an improper license agreement by agreeing to substitute the correct form of license agreement as specified by the Reserved Area Agreement or as otherwise agreed to by the parties. By doing so, you will not insist that we insert language making the provisions of the RAA controlling over the individual license agreements. (paragraph 1 or John Houseal's 12-31-92 letter to you)

3. Upon renewal of each license agreement Shoney's will use the then-current form of agreement. The royalty fee will increase to the new rate but cannot exceed a 1% increase, except for any royalties less than 1.5%, which can increase to 2.5% maximum. Shoney's will also agree, upon request by any licensee, to modify that licensee's MDA to give the same protections upon renewal as listed in section 12, p. 8-9 (copy attached) of the current Market Development Agreement. (paragraph 2 of 12-31-92 letter)

4. You agree with our current fees and policies for advertising. (paragraph 3 of 12-31-92 letter)

5. You are to send me a list of those areas where you feel Shoney's reduced your rights, and we agree to discuss them. (paragraph 4 of 12-31-92 letter)

6. You agree with our right to increase advertising fees to a current level upon assignment, as long as royalty fees are locked in. (paragraph 6 of 12-31-92 letter)

7. You agree that assignees will sign a new license agreement as long as royalty fees remain the same during the balance of the initial term. (paragraph 7 of 12-31-92 letter)

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8.   Shoney's agrees that TPI may pay by the 15th of the month, provided that this  schedule is strictly adhered to.

9. We agreed that the term "nonexclusive" would be defined in a letter that meets approval by both parties.

10. Shoney's will agree to a 3.5 mile radius as the standard protected radius, unless modified by the agreement of both parties. I would propose that we use our Site Acceptance Request form (SAR) as the mechanism by which we determine when a radius other than the standard 3.5 mile radius is appropriate. Although we did not specifically mention Detroit in our meeting, this is an example of a city which should be kept at 2.5 mile radius because of the density. (We cannot insert this particular item in addenda for areas which abut other franchise or company areas because of the impact it may have on the protected radius of the other franchisee. (i.e., WPB in West Palm Beach, John Hunt in Fort Lauderdale, and Paul Brown in Dallas).

11. Shoney's will omit from the term "gross sales" insurance proceeds for loss of profits, but will include proceeds from lost sales.

12. Shoney's agrees not to release your sales figures to other franchisees without your consent.

13. Shoney's agrees not to claim a default or attempt to designate a payment on disputed amounts.

14. Shoney's will agree to amend the MDA so that it automatically renews at one year intervals upon completion of the development schedule rather than requiring the franchisee to make the request. Shoney's still reserves all other rights under the renewal provisions of the MDA, including proposing a new development schedule. The only change will be the automatic renewal instead of an automatic termination.

15. Shoney's will agree to give you an interpretation letter that the language in the license agreement that requires a licensee to spend "in no event less than 2%" on local market advertising does not allow us to require you to spend any more than 2%. This would effectively give TPI the ceiling which it seeks.

Gary, the one item which we discussed which seems to be a problem with Jim Arnett and Steve Sanders is the "reasonableness" issue on transfer or assignment of the license agreements. This issue is very important to us for the reason I explained during our meeting. Since we have the absolute right of approval of who becomes a franchisee in the beginning, we do not want to lose that right by allowing assignment without our approval later on. As I told you, this is as much for the protection of franchisees who want to remain in the system as it is for us.

On another issue, Shoney's will agree to waive item 6, page 6, of the agreement between Shoney's and TPI dated August 2, 1988 provided (a) TPI and Shoney's

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agree that the number of stores required to be open under the agreement is either open or under construction now, and (b) Shoney's, Inc. will have the absolute right to give consent for future closures below today's number of stores.

I have just received the shipment of executed agreements. I appreciate your cooperation in this regard. I think that April 5, 1993 is a reasonable deadline for getting final agreement on an addenda covering the issues. Both of us are at risk for allowing restaurants to operate without an executed license, and I think we should resolve all issues before TPI opens any stores beyond that date.

Please let me know if you have any questions or if this memorandum does not accurately reflect our discussions.

Gary, thanks for the visit and for the effort in reaching a mutually satisfactory solution to the issues. Hopefully we can put all outstanding issues behind us once and for all and get on with the business at hand.